General Metals Raises Over $550,000 Via Private Placement

RENO, NV - (MARKET WIRE) – June 16, 2008 - General Metals Corporation (the "Company") (OTC BB:GNMT -News) (Frankfurt: GMQ - News) raises almost $484,000 from a recent private placement of 8,716.299 restricted common shares and 514,299 warrants. In addition, $28,500 was paid for the exercise of warrants resulting in the issuance of 476,442 restricted common shares. Another 850,000 restricted common shares were issued for services to be provided for the company related to engineering, geologic and investor relations services.

“Raising more than $500,000 at this stage and in this market endorses our efforts to bring the Independence project into production. We are grateful for this vote of confidence shown by those investors that joined us at this time,” said Dan Forbush, the Company CFO.

“Drilling has continued uninterrupted at the Independence Mine and we are in hole #GM 60 at this time. Management is currently working to prepare a 43-101 compliant resource report, which will assist in production development efforts being handled by Dyer Engineering of Reno, NV”, said Company President and CEO, Steve Parent.

About General Metals Corporation: General Metals Corporation is an aggressive junior minerals exploration and development company, based in Reno, Nevada. The Company controls 100% of the strategically situated Independence property located in the prolific and highly prospective Battle Mountain Mining District on the Battle Mountain – Eureka gold trend, in Humboldt County, Nevada. The Company also owns 150 sq. km. of mining concessions for gold, diamonds and base metals in Ghana, West Africa and plans to commence exploration activities this year.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the proceeds from the recent private placement will allow the Company to proceed with Phase 1 drilling at its Independence Mine in Nevada or any shallow mining production later this year, the budget for the Phase 1 drilling program, that an estimated 235,000 ounces of gold and 2,500,000 ounces of silver are contained in the mineralized material in the "Shallow Target," and is proposed to be mined and loaded onto a cyanide heap leach pad, or any future financings that the Company may enter into.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
Wayne Meyerson
Investor Relations
General Metals Corporation
615 Sierra Rose Dr. Suite 1
Reno, NV 89511
wayne@gnmtlive.com
775.583.4636 office
775.830.6429 cell